UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    July 29, 2009

ROWAN COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-5491	75-0759420
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2800 Post Oak Boulevard Suite 5450 Houston, Texas (Address of principal executive offices)	77056 (Zip Code)

(713) 621-7800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 5, 2009, Rowan Companies, Inc. (the “Company”) and Steel Partners II, L.P. (“Steel”) entered into a letter agreement (the “Agreement”), pursuant to which, among other things, Steel agreed not to seek to nominate any candidates to stand for election to the Board of Directors of the Company (the “Board”) or engage in the solicitation of proxies with respect to the election or removal of directors or any other matter to be voted on at the Company’s 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”).  The Company agreed to nominate a Steel designee for election to Class III of the Board at the 2009 Annual Meeting.

At the 2009 Annual Meeting, Mr. Lawrence J. Ruisi was elected to Class III of the Board as the Steel designee. The Agreement provides that the Company’s obligations under the Agreement cease, and that Steel will cause the Steel designee to resign as a director, if Steel and certain of its affiliates cease at any time to beneficially own and have an economic interest in or representing, in the aggregate at least 5% of the total shares of common stock of the Company then outstanding.  Steel has disclosed in its Schedule13D that its ownership had been reduced to 3.8% or 4,321,611 shares of Company stock as of July 15, 2009.

On July 29, 2009, Mr. Ruisi offered his resignation from the Board of Directors of the Company in accordance with the terms of the Agreement. The Board of Directors accepted Mr. Ruisi’s resignation.  In appreciation of Mr. Ruisi’s service on the Board of Directors, the Compensation Committee determined to accelerate the vesting of 4,000 restricted stock units received by Mr. Ruisi on May 5, 2009 to the date of his resignation.  Such restricted stock units will be paid to Mr. Ruisi in equivalent shares of Company stock as soon as practicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROWAN COMPANIES, INC.

By:	/s/ W. H. Wells
Name:	W. H. Wells
Title:	Vice President, Finance and Chief Financial Officer (Principal Financial Officer)

Date:  July 31, 2009